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                                                                    Exhibit 99.1
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Monday January 10, 8:47 am Eastern Time

Company Press Release

Cell Therapeutics Acquires Promising Cancer Drug
Treatment and Accelerates Commercial Timeline

NDA Filing by Q2 Provides Potential for Market Launch in 2000

SEATTLE--(BW HealthWire)--Jan. 10, 2000--Cell Therapeutics, Inc. (cti) (Nasdaq:CTIC - news) has acquired the proprietary rights to Arsenic TriOxide
(ATO), a novel treatment for leukemia and potentially for other cancers through its acquisition of PolaRx Biopharmaceuticals, Inc. (PolaRx), a privately held company.

In connection with the acquisition, the Company issued 2 million shares of common stock, will assume up to $5 million in PolaRx liabilities and will issue additional shares if certain milestones are achieved. The Company anticipates filing an NDA for ATO in the first half of 2000.

In a recent pivotal clinical trial, ATO induced a high rate of complete remission among patients suffering from acute promyelocytic leukemia who had relapsed after prior therapy had failed. The most common side effects in this trial were asymptomatic EKG changes, mostly managed in an outpatient setting and a differentiation syndrome, which was easily managed with steroids.

"We have been looking for this kind of opportunity for cti and our shareholders --a product with proven results in the clinic and one that can jump-start our commercial efforts in oncology while helping to fund the development of other products in our pipeline," said James A. Bianco, M.D., President and CEO of Cell Therapeutics, Inc. "We were impressed with the caliber of the institutions conducting clinical studies with arsenic trioxide, including the National Cancer Institute." In 1998, the National Cancer Institute entered into a joint development agreement to investigate ATO in a variety of cancers including blood cell cancers and certain solid tumors.

"A great deal of interest was expressed in this drug by other companies, but we chose to go with cti for two reasons. First, arsenic trioxide fits very well into the cti pipeline, which includes two other promising oncology drug candidates, PG-TXL(TM) and Apra(TM). Secondly, I believe that with their experience and expertise in the field of cancer therapeutics, cti will fully develop the potential of this drug which will ultimately maximize the benefit to patients," said Ralph Ellison, M.D., Chief Executive Officer of PolaRx. "Given that there were over 25 abstracts on arsenic trioxide at the recent meeting of the American Society of Hematology, there is a real potential for a significant amount of clinical news flow this year on this product alone. The published data suggests this product may have activity in a variety of cancers, including multiple myeloma and preleukemic syndromes."
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Under the terms of the agreement, cti will assume PolaRx's liabilities which is estimated to be approximately $5 million. In addition, PolaRx shareholders received 2 million shares of cti common stock at signing and could earn an additional 3 million shares upon NDA approval. Two additional payouts tied to annualized sales thresholds of $10 million and $20 million are contemplated payable in tranches of $4 million and $5 million at the then fair market value of the Company's stock, at the time such sales thresholds are achieved. For annual sales in excess of $40 million, PolaRx shareholders would receive a 2% royalty on net sales payable at the then fair market value of cti common stock or, in certain circumstances, cash.

"This has all of the features for an accretive acquisition. PolaRx has an approvable cancer drug but no infrastructure or significant operating expenses, while we have the infrastructure and development expertise to take this product to market," Dr. Bianco said. "An opportunity like this doesn't come along often. We moved quickly and are excited that we came to an equitable agreement," Dr. Bianco added.

cti is committed to developing an integrated portfolio of oncology products targeting unmet needs in the treatment of patients with cancer. In addition to ATO, the Company is developing two other compounds: PG-TXL(TM), a potentially safer, more effective derivative of paclitaxel, the active ingredient of the well known cancer drug Taxol(R), and Apra(TM), a novel anti-cancer drug candidate for patients with cancers such as soft tissue sarcoma and prostate cancer which have become resistant to conventional chemotherapy. The Company's web site is located at www.cticseattle.com.

This announcement includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Specifically, the risks and uncertainties that could affect the development of cti's products under development include risks associated with preclinical and clinical developments in the biotechnology industry in general and of cti's products under development in particular (including, without limitation, the potential failure of ATO, PG-TXL(TM), Apra(TM) and related compounds to prove safe and effective for treatment of disease), determinations by regulatory, patent and administrative governmental authorities, competitive factors, technological developments, costs of developing, producing and selling cti's products under development, and the risk factors listed or described from time to time in the Company's filings with the Securities and Exchange Commission including, without limitation, the Company's most recent registrations on Forms 10-K, 8-K and 10-Q.

http://www.businesswire.com/cnn/ctic.htm
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Contact:

     Cell Therapeutics, Inc.
     James A. Bianco, 206/282-7100 or 800/664-CTIC
     invest@ctiseattle.com
     www.cticseattle.com
     or
     KNCB Dave
     Susan Callahan, 206/794-4706
     scallahan@kncb.com